SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2024 (the “Effective Date”), by and between (i) Becton, Dickinson and Company, a New Jersey corporation having a place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417, C.R. Bard, Inc., a New Jersey corporation having a place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417, Bard Peripheral Vascular, Inc., an Arizona corporation having a place of business at 850 West Rio Salado Parkway, Tempe, Arizona 85281, for themselves and their Affiliates (collectively, “BD”), and (ii) AngioDynamics Inc., a Delaware corporation having a place of business at 14 Plaza Drive, Latham, New York 12110 (“Angio”). BD and Angio are each referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are involved in the following litigations in the United States District Court for the District of Delaware and the United States Court of Appeals for the Federal Circuit: C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc. (C.A. 20-1544CFC), C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc. (C.A. 15-00218–JFB; and CAFC appeal No. 23-2056), and C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc. (C.A. 21-349–CFC) (the “Litigation”);
WHEREAS, the Parties wish to fully and finally settle and release any and all Claims (defined below), whether known or unknown, as of the Effective Date based on any acts occurring, in whole or in part, prior to the Effective Date, including without limitation, any Claims arising from patent infringement, subject to specific provisions herein relating to the outcome of the pending appeal in C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc. (C.A. 15-00218–JFB; and CAFC appeal No. 23-2056) (hereafter “Port II”); and
WHEREAS, as part of the resolution, the Parties are willing to grant licenses, covenants not to sue and general releases.
NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth in this Agreement, it is hereby agreed by and among the Parties as follows:
Article 1
DEFINITIONS
As used herein, the following terms will have the following meanings:

1.1“Affiliate” shall mean, with respect to a Party, any Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party; where “control” means (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interests of such Person, or (b) possession, directly or indirectly, of the power to affirmatively direct, or cause the direction of, the management or policies of such Person or Party, whether through ownership of voting securities, by contract relating to voting rights or corporate governance.
1.2“Angio Change of Control” shall mean (a) a sale or other disposition of all or substantially all of the assets of Angio to an unaffiliated third party, (b) a merger, consolidation or reorganization involving Angio, except to the extent immediately after giving effect to such transaction, more than fifty percent (50%) of the total voting power of the outstanding voting securities of the surviving entity is beneficially owned in the aggregate by the stockholders of Angio immediately prior to such transaction, (c) the acquisition by any person, entity, or group of beneficial ownership of Angio’s securities representing more than 50% of the combined voting power of Angio’s then-outstanding securities, or (d) the sale, transfer or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets relating to Angio’s Port Products business.
1.3“Angio Port Products” shall mean Port Products commercialized by Angio prior to or as of the Effective Date, and Angio Port Products substantially similar thereto, including the Angio Port Products listed in Exhibit A.
1.4“Angio Licensed Port Products” shall mean Angio Port Products that would, but for the license granted, infringe directly or indirectly a Licensed Bard Port Patent in the country of manufacture, use, sale, import or export. For purposes of this Agreement only, Angio Licensed Port Products shall include the products listed in Exhibit A, and shall further include any New Angio Port Product for which payment was made under Section 4.4.
1.5“Angio Port and Catheter Patents” shall mean all worldwide patents and pending patent applications owned or controlled by Angio as of the Execution Date and having a priority date before the Execution Date, that are directed to Port Products, Catheter Products, or to components or elements thereof, or methods of use and/or manufacture thereof, including for avoidance of doubt the Angio Licensed Catheter Patents. Angio Port and Catheter Patents does not include any patent claiming BioFlo or Vortex technologies, including but not limited to U.S. Patent Nos. 8,603,070, 8,784,402, 8,876,797, 8,926,573, 9,206,283, 9,731,049, 9,744,269, 9,789,229.
1.6“Angio Licensed Catheter Patents” shall mean US Patents Nos. 8,377,011, 10,729,881, and 8,454,574 and any continuations, continuations-in-part, divisionals, reissues, reexaminations, inter partes reviews, and post-grant reviews thereof, and any US or non-US patents or patent applications claiming priority to or sharing a common priority with any of the foregoing.
1.7 “BD Port and Catheter Products” shall mean Port Products and Catheter Products commercialized by BD prior to or as of the Effective Date, and BD Port Products and Catheter Products substantially similar thereto, including the BD Port and Catheter Products listed in Exhibit B.

1.8“BD Licensed Catheter Products” shall mean BD Catheter Products that would, but for the license granted, infringe directly or indirectly an Angio Licensed Patent in the country of manufacture, use, sale, import or export. For purposes of this Agreement only, BD Licensed Catheter Products shall include the products listed in Exhibit C.
1.9“BD Port Patents” shall mean all worldwide patents and pending patent applications owned or controlled by BD as of the Execution Date and having a priority date before the Execution Date, that are directed to Port Products, or to components or elements thereof, or methods of use and/or manufacture thereof, including for avoidance of doubt the BD Licensed Port Patents.
1.10“BD Licensed Port Patents” shall mean US Patents Nos. 7,785,302, 7,947,022, 7,959,615, 8,545,460, 8,475,417, 8,805,478, 8,025,639, 9,603,992, and 9,603,993, and any continuations, continuations-in-part, divisionals, reissues, reexaminations, inter partes reviews, and post-grant reviews thereof, and any US or non-US patents or patent applications claiming priority to or sharing a common priority with any of the foregoing .
1.11“Catheter Products” shall mean catheters such as peripheral intravenous catheters, peripherally inserted central catheters, central venous catheters, or midline catheters, that provides access to a patient’s vascular system, and accessories therefor.
1.12“Claims” shall mean any claims, counterclaims, cross-claims, defenses, allegations, demands, debts, dues, liabilities, requests for declaratory relief, proceedings, actions or causes of action of any kind and of whatsoever nature or character, regardless of whether existing in the past or present (or whether accrued, actual, contingent, latent or otherwise), known or unknown, made or brought for the purpose of recovering any damages or royalties or obtaining any equitable relief or any other relief of any kind, including without limitation any and all of the foregoing that were alleged or could have been alleged, as of the Effective Date, in the Litigation, or that are based in whole or in part on events occurring before the Effective Date, and any and all claims for reimbursement of legal fees, costs and disbursements that were sought or could have been sought in the Litigation.
1.13“Effective Date” shall mean the effective date of this Agreement as set forth in the preamble above.
1.1“Minor Improvement” shall mean minor changes that have no effect or a de minimis effect on the functionality of a product, whether the overall functionality or the functionality of one or more components thereof. By way of example the following shall be considered Minor Improvements: changes to coloration, changes to branding, minor changes to dimensions without effect on fit, form or function, minor ergonomic changes that that do not otherwise change the fit, form or function. For the avoidance of doubt, a new indication or intended use for a product that involves no effect or a de minimis effect on the functionality of the product is a Minor Improvement. By way of further example, the following shall NOT be considered Minor Improvements: substitution of one material for another (e.g., changes from a metal to plastic port body), addition, removal, or modification of a safety feature, addition, removal, or modification of a feature for identify a port following subcutaneous implantation; addition, removal, or modification of any feature for accessing a port.
1.2“Net Sales” means, with respect to Angio Licensed Port Products, the total amount actually received by Angio (including commissions) on sales, transfers, or leases of such Angio Licensed Port Products by Angio or its Affiliates, or the total amount actually received by Angio on sales, transfers or leases by sublicensees of Angio or its Affiliates to Third Parties, less the following deductions, in each case related specifically to the Angio Licensed Port Products and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Angio or its Affiliates:
(a)normal and customary trade, cash and quantity discounts;
(a)price reductions or rebates, refunds, distributor fees, chargebacks, retroactive price adjustments and similar allowances imposed by, or otherwise paid to governmental authorities or other payees;
(b)taxes (such as sales, value added, use, excise, turnover or similar taxes) to the extent set forth separately as such in the total amount invoiced;
(c)amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns; and
(b)freight, insurance, import/export, and other transportation charges to the extent set forth separately as such in the total amount invoiced.
Net Sales shall not include sales, transfers or dispositions for clinical trials or for charitable purposes, compassionate use, indigent patient programs or as product samples, to the extent the foregoing are sold for no more than the manufacturing costs thereof, but shall include commercial sales to government purchasers.

Net Sales shall include the amount or fair market value of all other consideration received by such Party, its Affiliates or (sub)licensees in respect of such Angio Licensed Port Product, whether such consideration is in cash, payment in kind, exchange or other form. Net Sales shall not include sales between or among Angio, its Affiliates, or (sub)licensees, but shall include the subsequent re-sales to a Third Party. For clarity, distributors shall not be considered as Affiliates or (sub)licensees.

1.3“New Angio Port Products” shall mean Port Products commercialized by Angio for the first time after the Effective Date.
1.4“Person” shall mean an individual, sole proprietorship, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

1.5“Port Products” shall mean subcutaneous, implantable ports providing access to a patient’s vascular system.
1.6“Third Party” shall mean any Person other than the Parties to this Agreement or their respective Affiliates.
Article 2
LITIGATION
2.1General Dismissal of Litigation. Within three (3) business days following receipt by BD of the first installment of the fee set forth in Section 4.1, the Parties shall request dismissal of C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc., C.A. 20-1544-CFC and C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc., C.A. 21-349-CFC with prejudice as agreed to between the Parties or which may be necessary to dismiss the Litigation. Subject to receipt of the payment described in Section 4.2 (if applicable), within five (5) business days of the issuance of the mandate in Appeal No. 23-2056, the Parties shall request dismissal of C.R. Bard, Inc. and Bard Peripheral Vascular, Inc. v. AngioDynamics, Inc., C.A. 15-00218-JFB with prejudice as agreed to between the Parties or which may be necessary to dismiss the Litigation.
2.2Port II. The Parties agree that Port II will not be dismissed upon execution of this Agreement and that an actual case or controversy will continue to exist with the respect to the issues raised in Port II after execution of this Agreement. The Parties and their respective counsel shall fully participate in the pending Port II appeal before the Court of Appeals for the Federal Circuit, until dismissal under Section 2.1. BD shall not file a petition for certiorari to the U.S. Supreme Court with respect to Port II.
2.3No Fees, Costs, or Expenses. No Party shall owe any other Party costs, expenses and fees incurred in connection with such Litigation and the dismissal thereof under the terms of this Agreement, except as otherwise expressly provided in Article 4. The Parties acknowledge and agree that this Agreement is enforceable according to its terms with respect to final dismissal with prejudice of all Claims asserted by the Parties in the Litigation.
Article 3
COVENANTS AND LICENSES
3.1BD Covenant Not to Sue. BD hereby covenants that it shall not enforce, or permit or encourage the enforcement of, against Angio, or its Affiliates, (sub)licensees, directors, employees, distributors, vendors, purchasers, end users, customers, successors or assigns (each, a “Angio Protected Person”) any BD Port Patents against any such Angio Protected Person in connection with the development, manufacture, use, importation, offer for sale or sale of Angio Port Products. Such covenant shall also apply to any person or entity to whom BD assigns such patent or grants a right to enforce such patent. The covenant not sue granted under this Section 3.1 shall terminate with respect to any claim of any BD Port Patent in the event an Angio Protected Person disputes or challenges in a legal proceeding the validity, enforceability or scope of such claim, except in the event BD, its Affiliates, and any other Person having a right to do so commences a proceeding in a court of law to enforce such claim against a Angio Protected Person. Upon an Angio Change of Control, this BD Covenant Not to Sue shall apply to the successor in interest only as to (i) Angio Port Products and (ii) products having a first commercial launch anywhere in the world after the date of the Angio Change of Control which are more than Minor Improvements to Angio Port Products. BD’s covenant not to sue under this Section 3.1 is contingent on Angio meeting the payment obligations of Article 4.
3.2Angio Covenant Not to Sue. Angio hereby covenants that it shall not enforce, or permit or encourage the enforcement of, against BD, or its Affiliates, (sub)licensees, directors, employees, distributors, vendors, purchasers, end users, customers, successors or assigns (each, a “BD Protected Person”) any Angio Port and Catheter Patents against any such BD Protected Person in connection with the development, manufacture, use, importation, offer for sale or sale of BD Port and Catheter Products. Such covenant shall also apply to any person or entity to whom Angio assigns such patent or grants a right to enforce such patent. The covenant not to sue granted under this Section 3.2 shall terminate with respect to any claim of any Angio Port and Catheter Patent in the event a BD Protected Person disputes or challenges in a legal proceeding the validity, enforceability or scope of such claim, except in the event Angio, its Affiliates, and any other Person having a right to do so commences a proceeding in a court of law to enforce such claim against a BD Protected Person.
3.3Standstill. For a period of two (2) years commencing on the Effective Date, each of BD (including its Affiliates) and Angio (including its Affiliates) hereby covenant not to file a lawsuit accusing Angio, its Affiliates, (sub)licensees, directors, employees, distributors, vendors, purchasers, end users, and customers, or BD, its Affiliates, (sub)licensees, directors, employees, distributors, vendors, purchasers, end users, and customers, as applicable, with respect to any claim for patent infringement, solely with respect to Angio or BD products commercialized prior to the Effective Date or products substantially identical thereto; provided, that this Section 3.3 shall cease to be of any further force and effect upon the consummation of an Angio Change of Control in which Angio is not the surviving entity. In case of an assignment of this Agreement under Section 12.3, this Standstill shall remain personal to Angio and shall not pass to a successor or assign.
3.4License Grant to Angio. BD hereby grants to Angio and its controlled Affiliates a non-exclusive, worldwide, non-sublicenseable and non-transferrable license (other than as set forth in Section 12.3) under the BD Licensed Port Patents to make, have made, use, import, sell, offer for sale and have sold Angio Licensed Port Products. This Patent License shall inure to the benefit of any purchaser of or successor to Angio and such controlled Affiliates, whether by sale of stock, equities or assets or by merger or reorganization, but shall extend to only (a) the Angio Licensed Port Products that existed at Angio and such controlled Affiliates prior to the purchase, merger, or succession transaction and (b) New Angio Port Products launched after the purchase, merger or succession transaction that fall within the definition of Angio Licensed Port Products. For the avoidance of doubt, any Persons that are no longer Affiliates of such purchaser or successor will no longer be granted the benefit of this license grant and all rights under the license grant shall immediately terminate and cease on a prospective basis with respect to such Person.
3.5License Grant to BD. Angio hereby grants to BD and its controlled Affiliates a non-exclusive, fully paid-up, worldwide, non-sublicenseable and non-transferrable license (other than as set forth in Section 12.2) under the Angio Licensed Catheter Patents to make, have made, use, import, sell, offer for sale and have sold BD Licensed Catheter Products. For the avoidance of doubt, any Persons that are no longer Affiliates of such purchaser or successor will no longer be granted the benefit of this Patent License and all rights under the Patent License shall immediately terminate and cease on a prospective basis with respect to such Person.
3.6No Rights for Later-Acquired Products, Product Lines, Technology. In the event that either Party or any of its Affiliates acquires (whether through merger, stock acquisition, asset acquisition or otherwise) any entity, product, product line or technology after the Effective Date, the releases, licenses, and covenants granted by the other Party hereunder shall in no event apply to any such products, services, or technology of such entity or included within such products, product lines, or technology, including with respect to the post-acquisition manufacture, sale, use or other exploitation of such products, services, technology, or product lines by the Party and its Affiliates.
3.7No Laundering. For the avoidance of doubt: (i) each of the Parties understands and acknowledges that the Agreement covers only the Angio Port Products, Angio Licensed Port Products, BD Catheter Products and BD Port and Licensed Catheter Products, and neither the license rights nor covenant not to sue granted by BD or Angio are intended to, and do not, cover manufacturing activities that the other Party or its Affiliates may undertake on behalf of Third Parties; and (ii) the mere purchase, use or resale of any product or service of a Third Party shall in no event be licensed, released, covenanted or otherwise immunized or exhausted by anything set forth in this Agreement. Provided, however, the license, covenants, and releases granted to Angio under this Agreement are intended to cover Angio Port Products manufactured by PFM Medical and sold by Angio under the brand name “Xcela.”
3.8No Assistance. Angio shall not assist any Third Party in any dispute, whether offensive or defensive, between BD and such Third Party relating to the BD Port Patents, except pursuant to a subpoena or court order. BD shall not assist any Third Party in any dispute, whether offensive or defensive, between Angio and such Third Party relating to Angio Catheter Patents, except pursuant to a subpoena or court order. Provided, however, that nothing restricts Angio’s or BD’s counsel from being separately retained by a Third Party and fully participating in any dispute, whether offensive or defensive, between either BD or Angio and such Third Party, subject to applicable ethical or conflict issues or any protective order limitations.

Article 4
PAYMENTS
4.1Lump Sum Payment. In consideration of the rights granted to the Parties under this Agreement, Angio shall remit to BD a non-refundable, non-cancellable, one-time payment of seven million US dollars (USD $7,000,000) due on the Effective Date (“Lump Sum Payment”) and payable in installments of: three million US dollars (USD $3,000,000) within five (5) business days of the Effective Date, and four subsequent installments of one million dollars (USD $1,000,000), due on July 1, 2024, October 1, 2024, January 2, 2025, and April 1, 2025, in accordance with the payment details identified below in Section 4.8.
4.2Contingent Payment. In the event that the Federal Circuit reverses and/or vacates each and every one of the District Court’s findings of invalidity with respect to at least one patent claim at issue in Port II, Angio shall remit to BD a non-refundable, non-cancellable, one-time payment of three million US dollars (USD $3,000,000) within three (3) business days of the issuance of the mandate by the Federal Circuit.
4.3Reserved.
4.4Payment Upon Launch of New Angio Licensed Port Product. Upon the launch of each New Angio Licensed Port Product that (i) falls within the definition of Angio Licensed Port Product and (ii) is more than a Minor Improvement to an Angio Licensed Port Product commercialized as of the Effective Date, Angio will make a one-time payment to BD of one million dollars ($1,000,000). For avoidance of doubt, this Section 4.4 will be binding on any successor in interest to Angio.
4.5Annual Payments.
(a)Angio shall make a minimum annual payment (“Minimum Annual Payment”) to BD of two million five hundred thousand dollars ($2,500,000) through February 24, 2029. The first Minimum Annual Payment is due by December 31, 2024 and each subsequent Minimum Annual Payment is due within forty-five (45) days after the end of each fiscal year ending May 31 (commencing May 31, 2025) and payable in accordance with Section 4.8. Should the Agreement or payment obligation terminate before the end of a fiscal year ending May 31 in which a Minimum Annual Payment is due, the final Minimum Annual Payment of $2,500,000 for that year will be made in full. For avoidance of doubt, unless the Agreement is terminated prior to May 31, 2029 under Section 7.1, six (6) Minimum Annual Payments shall be made under this Section 4.5(a).
(b)Within sixty (60) days after the end of each fiscal year ending May 31 (commencing May 31, 2025), an additional payment will be made to BD in an amount equal to the excess, if any of (i) six percent (6%) on Net Sales of Angio Licensed Port Products, on a product-by-product and country-by-country basis (the “Net Sales Amount”) over (ii) the Minimum Annual Payment. For the avoidance of doubt, in the event the Net Sales Amount is less than the Minimum

Annual Payment, Angio shall not be required to make any payments in respect of Net Sales.
4.6No Representation of Reasonable Payments. The Parties agree that the Lump Sum Payment, Net Sales Amount, Minimum Annual Payments, Contingent Payment, and New Angio Licensed Port Product Payment reflect a litigation settlement, and together reflect compensation for the licenses, covenants and releases granted herein. No representation is made that the foregoing consideration represents a reasonable payment amount or any other appropriate quanta of damages for any infringement alleged in the Litigation.
4.7No Reduction. For the avoidance of doubt, Angio shall not be entitled to take any reduction in the amounts payable under Section 4.5 above for Angio Licensed Port Products for royalties payable to any Third Party on the sale of Angio Licensed Port Products.
4.8Payment Details. All amounts payable hereunder shall be paid by wire transfer to BD to the following account, or such other account as BD may designate at least three (3) business days prior to any payment date:
BANK NAME:
BANK ADDRESS:
ACCOUNT NAME:
ABA/ACH ROUTING:
ACCOUNT NUMBER:
SWIFT (If International):

4.9Cost of Payment. Any costs for making a payment under this Agreement shall be borne solely by Angio and may not be credited against or withheld from the amount due to BD.
4.10Currency. All amounts payable hereunder shall be payable in United States Dollars. Amounts based on which payments are calculated that are in currencies other than U.S. Dollars shall be converted to U.S. Dollars based on the New York rate of exchange as quoted in The Wall Street Journal five (5) business days prior to the date that payment is due. If not so published, the Parties may agree on a substitute publication. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Agreement, the Parties will consult with a view to finding a prompt and acceptable solution.
4.11No BD Payments. For clarity, BD shall owe no payment to Angio under this Agreement, which is hereby acknowledged by Angio.
Article 5
NET SALES REPORTS
5.1Net Sales Reports. Angio shall, within sixty (60) days after the end of each fiscal quarter (sixty (60) days after each August 31, November 30, February 28, and May 31) of each year, deliver to BD a true and accurate report for Angio Licensed Port Products. Each such report shall give the following particulars of the Net Sales, on a product-by-product basis:
(a)the Net Sales of Angio Licensed Port Products during the most recently completed fiscal quarter;
(b)the territories where the Angio Licensed Port Products were sold or otherwise transferred and the exchange rates used, if applicable;
(c)total of all Angio Licensed Port Products sold or otherwise transferred during the applicable reporting period; and
(a)if no Net Sales have been made by Angio during any reporting period, Angio shall so report.
5.2Correctness and Payment. The correctness and completeness in all material respects of each such report shall be attested to in writing by a responsible financial employee of Angio (but without any personal liability) or by Angio’s external auditor. All payments not made when due hereunder shall accrue interest at the Prime Rate to the extent legally permitted. “Prime Rate” shall mean the average prime rate published in the Wall Street Journal during the relevant period (calculated by dividing (a) the sum of the prime rates for each of the days during the relevant period, by (b) the number of days in the relevant period).
5.3Books and Records. Angio shall keep such books of account containing complete and accurate particulars as may be reasonably necessary for the purposes of showing the amounts payable to BD. No more than once per calendar year, Angio shall make such books of account available at Angio’s principal place of business upon reasonable prior written notice by BD to Angio for inspection, during reasonable business hours, by BD and/or its designated accounting firm for the purpose of verifying payments due to BD under this Agreement. BD shall be responsible for the cost of any such inspection; provided, however, that if an inspection establishes conclusively for any audited period an underpayment in excess of five percent (5%) of amounts due to BD hereunder, then Angio shall reimburse BD for the reasonable, documented out-of-pocket costs incurred by BD to conduct the inspection. In addition, Angio shall pay BD the shortfall plus interest within thirty (30) days after the conclusion of the audit.
Article 6
RELEASES
6.1BD Release. Contingent on receipt by BD of the Lump Sum Payment and the Minimum Annual Payments, and irrevocable beginning three (3) years after the Effective Date assuming such payments have been timely made, BD, and each of its and their successors and assigns, officers, directors, managers, members, stockholders, experts, consultants, attorneys, representatives, heirs, agents and employees, and all Persons acting by, through, under or in concert with any of the foregoing, hereby fully, finally and forever releases, acquits and discharges Angio, and each of its successors and assigns, current or former officers, directors, managers, members, stockholders, experts, consultants, attorneys, representatives, heirs, agents, customers, manufacturers, suppliers, distributors, and current or former employees, and all Persons acting by, through, under or in concert with any of the foregoing, from any and all Claims relating to the Litigation and Bard Port Patents, and any and all Claims for patent infringement relating to the Angio Licensed Port Products listed in Exhibit A. For avoidance of doubt, upon an Angio Change of Control, the BD Release shall not apply to the products of any successor in interest commercialized prior to the Angio Change of Control or any products of such successor commercialized thereafter that are only Minor Improvements thereto.
6.2Angio Release. Angio, and each of its and their successors and assigns, officers, directors, managers, members, stockholders, experts, consultants, attorneys, representatives, heirs, agents and employees, and all Persons acting by, through, under or in concert with any of the foregoing, hereby fully, finally and forever releases, acquits and discharges BD, and each of its successors and assigns, current or former officers, directors, managers, members, stockholders, experts, consultants, attorneys, representatives, heirs, agents, customers, manufacturers, suppliers, distributors, and current or former employees, and all Persons acting by, through, under or in concert with any of the foregoing, from any and all Claims relating to the Litigation and Angio Port and Catheter Patents, and any and all Claims for patent infringement relating to the BD Port and Catheter Products listed in Exhibit B and C.
6.3California Civil Code 1542. The settlement and releases in this Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Parties acknowledge that they may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. The Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on releases. Specifically, each Party hereby expressly waives any rights it may have under California Civil Code Section 1542 (or any other similar law in any jurisdiction), which provides that: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Article 7
TERMINATION
7.1Termination. This Agreement shall terminate upon the later of the last to expire of the BD Port Patents or of the Angio Port and Catheter Patents, and shall not otherwise terminate unless agreed upon by the Parties in writing. In the event of any breach of this Agreement, a Party may, after carrying out dispute resolution as set forth in Article 11, seek enforcement of its rights under this Agreement (including without limitation specific performance or reasonable attorney’s fees sought in connection therewith).
7.2Survival. Upon termination of this Agreement, including following expiration of the last to expire of the BD Port Patents and Angio Port and Catheter Patents, the following provisions shall survive the termination of this Agreement along with any other provision which by their context are intended to survive: Article 1, Article 3.1 and 3.2, Article 4 (solely with respect to payments owing as of the date of termination as a result of events arising prior to the date of termination), Article 5 (solely with respect to payments owing under Article 4 as of the date of termination), Article 6, this Article 7, Article 8 (other than the proviso in Section 8.1(g)), Article 10, Article 11, and Article 12.
Article 8
CONFIDENTIALITY; PUBLIC STATEMENTS
8.1Obligation of Confidentiality. No Party or its Affiliates will disclose (i) the terms of this Agreement; (ii) the content of the Parties’ discussions and negotiations regarding this Agreement; or (iii) any documents or correspondence exchanged between the Parties in connection with their discussions or negotiations regarding this Agreement except:
(a)with the prior written consent of the other Parties;
(b)if required to enforce such Party’s rights under this Agreement;
(c)to such Party’s accountants, legal counsel, tax advisors and other financial or legal advisors, in each case who are bound by written confidentiality and non-use provisions no less restrictive than those contained in this Section 8.1;
(d)to any governmental body having jurisdiction and specifically requiring such disclosure; provided, however, that prior to any such disclosure pursuant to this Section 8.1(d) the Party seeking disclosure will promptly notify the other Parties, and seek and consider in good faith the other Parties’ input regarding whether there may be provisions of this Agreement with respect to which the disclosing Party might seek confidential treatment;
(e)in response to a valid subpoena or as otherwise may be required by law; provided, however, that prior to any such disclosure pursuant to this Section 8.1(e), the Party seeking disclosure will promptly notify the other Parties, and take all reasonable actions to minimize the nature and extent of such disclosure, and to make such disclosure subject to protective order under an “Outside Attorneys Eyes Only” or higher confidentiality designation;
(f)as required during the course of litigation and subject to the extent applicable to a protective order; provided however, that any production under a protective order would be protected under an “Outside Attorneys Eyes Only” or higher confidentiality designation;
(g)for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations, provided, however, that prior to any such disclosure pursuant to this Section 8.1(g) the Party seeking disclosure will promptly notify the other Party, and seek and consider in good faith the other Party’s input regarding maintaining confidentiality of certain terms of the Agreement; or
(b)with respect to either BD or Angio, to its existing and prospective investors, existing and prospective Affiliates and prospective acquirers and strategic partners (in each case together with their respective legal counsel, tax advisors and other financial or legal advisors), in each case who are bound by written confidentiality and non-use provisions no less restrictive than those contained in this Section 9.1
Article 9
REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY
9.1Mutual Representations and Warranties. Each Party to this Agreement represents and warrants to the others that, as of the date hereof:
(a)It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to execute, deliver and perform this Agreement on behalf of itself and its Affiliates.
(b)This Agreement is a legal, valid and binding obligation enforceable against such Party in accordance with its terms and conditions.
(c)Its entry into this Agreement has been approved by all requisite corporate action, and that this Agreement and the transactions contemplated hereby do not violate any other agreements to which it is subject as a party or otherwise bound.
(d)It has the right to grant the licenses, releases and covenants expressly granted by such Party as set forth in this Agreement.
1.7Angio Representation. Angio represents that, other than the Angio Port and Catheter Patents, and to the best of its knowledge, it is not aware of any basis to allege infringement by any BD product of any issued patent claims owned or controlled by Angio.
1.8BD Representation. BD represents that, other than the BD Port Patents, and to the best of its knowledge, it is not aware of any basis to allege infringement by any Angio product of any issued patent claims owned or controlled by BD.
1.9No Other Warranties. EACH PARTY HEREBY DISCLAIMS ANY OTHER WARRANTIES (INCLUDING WITHOUT LIMITATION IMPLIED OR STATUTORY WARRANTIES) WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS, OR PATENT VALIDITY OR ENFORCEABILITY.
Article 10
NO ADMISSION OF LIABILITY
10.1No Liability. This Agreement is entered into by the Parties without any admission of misconduct, responsibility, or liability, which are all expressly denied, and is entered into by the Parties solely for the purpose of settlement and compromise of the Litigation and any Claims arising out of or related to the Litigation.
Article 11
DISPUTE RESOLUTION
11.1Escalation to Senior Management. Each Party hereby agrees that it will first attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations by representatives from each Party with the authority to resolve the dispute. If the Parties are unable to resolve such dispute within sixty (60) days of such matter being raised by a Party to the other Party, the Parties agree to participate in at least one professionally mediated session at a location and with a mediator to be agreed upon by the Parties. If such dispute is unable to be resolved within sixty (60) days of being referred to mediation, either Party may submit the dispute to binding arbitration pursuant to Section 11.2.
11.2Arbitration. Any controversy or claim arising out of or relating to this Agreement, that is unresolved pursuant to Section 11.1, shall be settled by final and binding arbitration before a panel of three (3) neutral arbitrators (one chosen by each Party and the third chosen by the other two) in accordance with the then-current Commercial Arbitration rules of the American Arbitration Association (“AAA”), except where those rules conflict with this Section 11.2, in which case this Section 11.2 controls. Any court shall have the authority to enforce this clause and enter judgment on any award based on the arbitration panel’s decision. The arbitration panel may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator. The party-appointed arbitrators shall be selected within ten (10) days of commencement of the arbitration. The arbitration shall be held in Delaware unless otherwise agreed by the parties and the Panel, and in rendering the award the arbitration panel must apply the substantive law of the State of Delaware (except where the law conflicts with this clause), except that the interpretation of this provision shall be governed by the Federal Arbitration Act. The arbitration panel in consultation with the Parties shall establish a process for such arbitration. Each Party shall bear its own attorney’s fees and expert witness fees, and the Parties shall share equally the cost of the arbitration, including administrative and arbitrators’ fees.
Article 12
MISCELLANEOUS PROVISIONS
12.1No Other Rights. No other rights, immunities, or licenses are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided in this Agreement.
12.2Assignment by BD. This Agreement is assignable by BD only to (i) any Affiliate of BD or (ii) any successor to its business and operations to which this Agreement relates, without the consent of Angio.
12.3Assignment by Angio. This Agreement is assignable by Angio only to (i) any Affiliate of Angio or (ii) any successor to its business and operations to which this Agreement relates, without the consent of BD.
12.4Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For avoidance of doubt, any successor in interest to Angio or to the portion of Angio to which this agreement applies shall be bound by the payment obligations of Article 4 and to the extent less than all the rights and obligations of a Party hereunder are transferred with an Angio Change of Control, both the transferor and transferee shall be bound by and benefit from the rights and obligations applicable thereto, on a several and not joint basis.
12.5Assignment of Covered Patents. Subject to the provisions of Section 3.1, the covenants not to sue contained herein shall run with each BD Port Patent and each Angio Port and Catheter Patent, and shall be binding on any successor-in-interest or assignee thereof with respect to such patents. Neither party shall assign, or grant any exclusive license under, any such patents to any Third Party unless such assignment or grant of exclusive license is subject to the covenants not to sue granted under this Agreement with respect to such assigned patents.
12.6Waiver. Either Party’s waiver of any term of condition of this Agreement at any time shall not be construed to waive such term or condition at subsequent times or any other term or condition, nor as a waiver of its rights to enforce such term or condition.
12.7Joint Drafting; Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If any ambiguity, question of intent or question of interpretation arises with respect to this Agreement, then this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the actual or alleged authorship of any of the provisions of this Agreement. The term “including” shall mean “including, without limitation.”
12.8Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of Delaware, without reference to conflict of laws principles.
12.9Headings. The headings and subheadings herein are inserted for the convenience of reference only and shall not affect the interpretation of this Agreement.
12.10License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. Each Party further acknowledges and agrees that if a Party (or any other Person to which such Party has assigned this Agreement or any BD Patents, as applicable), as a debtor in possession or a trustee-in-bankruptcy in a case under the U.S. Bankruptcy Code, rejects this Agreement, each of the other Parties may elect to retain its rights under this Agreement as provided in Section 365(n) of the U.S. Bankruptcy Code. Without limiting the foregoing, the Parties acknowledge that the rights, licenses, and releases granted pursuant to this Agreement, to the maximum extent permitted by law, will not be affected by the rejection of this Agreement in bankruptcy, and will continue to be subject to the terms and conditions of this Agreement. In the event that this Agreement is rejected or deemed rejected in a bankruptcy proceeding (a “Rejection”), the debtor Party will provide written notice thereof to the non-debtor Party. To the extent any rights under this Agreement are determined by a bankruptcy court not to be “intellectual property” rights for purposes of Section 365(n) of the U. S. Bankruptcy Code, all of such rights will remain vested in and fully retained by the non-debtor Party after any such Rejection.
12.11Notice. Any notice hereunder shall be in writing and shall be sent by a reliable overnight courier service; by prepaid registered or certified mail, return receipt requested; or by email (with hard copy sent via another method permitted in this Section 12.11 on the same day) to another Party at the address or email address below or to such other address or email address for which such Party shall give notice hereunder. Such notice shall be deemed to have been given one day after the date of sending if by overnight courier service, or five days after the date of sending by registered or certified mail, or upon confirmed receipt if delivered by email, excepted that notice of change of address shall be effective only upon receipt. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
If to BD:

Becton, Dickinson and Company

Attn: General Counsel
1 Becton Drive
Franklin Lakes, New Jersey 07417

If to Angio:

AngioDynamics Inc.
Attn: Chief Financial Officer
14 Plaza Drive
Latham, New York 12110

12.12Further Assurance. Each Party agrees to enter into and execute such additional documents and instruments and to take such other actions as may be reasonably necessary to implement the purposes and intentions of this Agreement.
1.10Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.
1.11Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all previous written or oral negotiations, commitments, transactions, or undertakings with respect to the subject matter hereof. The parties expressly agree, promise and acknowledge that they have not relied on any previous written or oral negotiations, commitments, transactions, or undertakings with respect to the subject matter hereof, but have based their decision to enter this Agreement solely on the terms expressed in writing herein. This Agreement may be modified only in writing, executed by duly constituted officers of both Parties.
1.12Counterparts. This Agreement may be executed in counterparts, one signed by each Party hereto, each of which shall be deemed an original, but all of which together constitute the same singular effective instrument, and which shall become effective as of the Effective Date when executed by the last Party hereto. An electronic signature shall be acceptable.
IN WITNESS WHEREOF, the Parties do hereby execute this Settlement and License Agreement by duly authorized officials to be effective as of the Effective Date:

Becton, Dickinson and Company By: /s/ Scott J. Rittman Name: Scott J. Rittman Title: Assistant Secretary	AngioDynamics Inc. By: /s/ Stephen A. Trowbridge Name: Stephen A. Trowbridge Title: EVP and CFO

Exhibit A – Angio Licensed Port Products

[Omitted]

Exhibit B – BD Port and Catheter Products

[Omitted]

Exhibit C – BD Licensed Catheter Products

[Omitted]